Exhibit 4.09

EXECUTION VERSION

ASSUMPTION AGREEMENT

(March 2017 Collateral Agreement)

ASSUMPTION AGREEMENT, dated as of October 1, 2018, made by Tenneco Inc., Tenneco Automotive Operating Company Inc., Tenneco International Holding Corp., Tenneco Global Holdings Inc., TMC Texas Inc., The Pullman Company and Clevite Industries Inc. (each, an “Additional Grantor” and collectively, the “Additional Grantors”) in favor of Wilmington Trust, National Association (the “Collateral Trustee”), not individually but solely as Collateral Trustee under the Collateral Agreement, dated as of March 30, 2017 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Federal-Mogul LLC, a Delaware limited liability company, the Subsidiaries of Federal-Mogul LLC parties thereto and the Collateral Trustee.

W I T N E S S E T H :

WHEREAS, Tenneco Inc. (as successor by merger to Federal-Mogul LLC) (the “Company”) and certain of its Subsidiaries (other than the Additional Grantors) have entered into the Collateral Agreement in favor of the Collateral Trustee for the benefit of the PP&E Indenture Secured Parties;

WHEREAS, each Additional Grantor desires to become a party to the Collateral Agreement as a Grantor thereunder; and

WHEREAS, terms defined in the Collateral Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, each Additional Grantor, as provided in Section 7.11 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. Each Additional Grantor hereby represents and warrants, as to itself, that each of the representations and warranties contained in Article 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

TENNECO INC., as the Company

By:	/s/ Paul D. Novas
Name: Paul D. Novas
Title: Vice President, Finance

TENNECO AUTOMOTIVE OPERATING COMPANY INC.
TENNECO INTERNATIONAL HOLDING CORP.
TENNECO GLOBAL HOLDINGS INC.
TMC TEXAS INC.
THE PULLMAN COMPANY
CLEVITE INDUSTRIES INC.

By:	/s/ Paul D. Novas
Name: Paul D. Novas
Title: Vice President, Finance

[Signature Page to Assumption Agreement (March 2017 Collateral Agreement]

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1.01A

See Section 8 of that certain Perfection Certificate, dated October 1, 2018, by Tenneco Inc. and certain Subsidiaries thereof in favor of the Collateral Trustee (the “Perfection Certificate”).

Supplement to Schedule 1.01B

See Section 7 of the Perfection Certificate.

Supplement to Schedule 1.01C

None.

Supplement to Schedule 3.02

See Section 4 of the Perfection Certificate.

Supplement to Schedule 3.06

See Section 9 of the Perfection Certificate.

Supplement to Schedule 3.09

None.

Supplement to Schedule 4.01

None.